UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2012

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03                     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 25, 2012, the Board of Directors of Ameriprise Financial, Inc. (the “Company”) approved a series of amendments to Article VI of the Company’s by-laws (“By-Laws”) pertaining to the indemnification of and the advancement of expenses to the directors and officers of the Company. A summary of the changes to the By-Laws, which became effective upon such approval, is set forth below and is qualified in its entirety by reference to the full text of the amended and restated By-Laws, a complete copy of which is attached hereto as Exhibit 3.2 and is hereby incorporated by reference in response to this Item 5.03.

Amendments to Article VI of the By-Laws, entitled “Indemnification and Advancement”, include: (i) certain clarifying and technical changes to conform more closely to the current version of Section 145 of the Delaware General Corporation Law, which is the relevant statutory provision and has been amended by the Delaware legislature a number of times since the Company’s separation from American Express Company in 2005; (ii) certain changes regarding the procedures for and the survival of rights related to the indemnification of and advancement of expenses to directors and officers; and (iii) the addition of Section 6.09, which provides for the reduction of the Company’s obligation to indemnify or advance expenses to a director or officer by any amount that such individual collects as indemnification or advancement of expenses from another corporation or enterprise.

Item 5.07                     Submission of Matters to a Vote of Security Holders.

The 2012 annual meeting of the stockholders of the Company was held on April 25, 2012. At the meeting, the holders of 194,116,382 shares of common stock, which represents approximately 88 percent of the 221,738,052 outstanding shares entitled to vote as of the record date of February 27, 2012, were represented in person or by proxy.

The voting results of the Items 1, 2 and 3 approved by the stockholders at the meeting are set forth below.

Item 1. In the vote on the election of four Class I directors, each for a term of one year to expire at the 2013 annual meeting or until their successors are elected and qualified, the “for” votes received by Lon R. Greenberg, Warren D. Knowlton, Jeffrey Noddle and Robert F. Sharpe, Jr. represented approximately 97, 95, 95 and 95 percent, respectively, of the shares voted at the meeting.  The voting results were as follows:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes
Lon R. Greenberg	174,620,595	5,642,655	165,370	13,687,762
Warren D. Knowlton	170,834,978	9,433,543	160,099	13,687,762
Jeffrey Noddle	170,636,455	9,637,229	154,936	13,687,762
Robert F. Sharpe, Jr.	170,821,331	9,448,481	158,808	13,687,762

The directors not standing for re-election whose terms continued after the 2012 annual meeting are as follows: James M. Cracchiolo, W. Walker Lewis, Siri S. Marshall, H. Jay Sarles and William H. Turner.  At our 2010 annual meeting of stockholders, our stockholders approved an amendment to the Company’s Certificate of Incorporation that provides for the elimination of the Company’s classified board structure effective as of the 2013 annual meeting.  Accordingly, the terms of all of our current directors will end at our 2013 annual meeting and such directors will thereafter be elected on an annual basis.

Item 2. The nonbinding advisory vote to approve the compensation of the Company’s named executive officers resulted in “for” votes from approximately 92 percent of the shares voted. The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
165,921,165	14,115,881	391,574	13,687,762

Item 3. The vote on the ratification of the selection by the Company’s audit committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 resulted in “for” votes from approximately 99 percent of the shares voted. The voting results were as follows:

Votes For	Votes Against	Abstentions
192,591,637	1,380,915	143,830

Item 8.01                     Other Events.

On April 25, 2012, the Board of Directors adopted resolutions approving the Company’s entry into amended and restated indemnification agreements with the directors and certain officers of the Company, which agreements will supersede and replace the indemnification agreements previously entered into with such individuals.  The full text of the form of amended and restated indemnification agreement is attached hereto as Exhibit 10.1.

Item 9.01       Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

Exhibit 3.2	Amended and Restated By-Laws of Ameriprise Financial, Inc.

Exhibit 10.1

Form of Indemnification Agreement for Directors, Chief Executive Officer, Chief Financial Officer, General Counsel and Principal Accounting Officer and any other officers from time to time designated by the Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: April 26, 2012	By	/s/ Thomas R. Moore
Thomas R. Moore
Vice President, Chief Governance Officer and Corporate Secretary